Exhibit 99.5

PART I, ITEM 2.     MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of BGC Partners, Inc.’s financial condition and results of operations should be read together with BGC Partners, Inc.’s unaudited condensed consolidated financial statements and notes to those statements, as well as the cautionary statements relating to forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), included elsewhere in this document. When used herein, the terms “BGC Partners,” “BGC,” the “Company,” “we,” “us” and “our” refer to BGC Partners, Inc., including consolidated subsidiaries.

This discussion summarizes the significant factors affecting our results of operations and financial condition during the three months ended March 31, 2012 and 2011. This discussion is provided to increase the understanding of, and should be read in conjunction with, our unaudited condensed consolidated financial statements and the notes thereto included elsewhere in this Report.

Overview and Business Environment

BGC Partners is a leading global brokerage company primarily servicing the wholesale financial markets. The Company specializes in the brokering of a broad range of products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC Partners also provides a full range of financial services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. BGC Partners’ integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or in many markets, fully electronic brokerage services in connection with transactions executed either over-the-counter (“OTC”) or through an exchange. Through its eSpeed, BGC Trader™ and BGC Market Data brands, BGC Partners offers financial technology solutions, market data, and analytics related to select financial instruments and markets.

In the second quarter of 2012, the Company completed the acquisition of substantially all of the assets of Grubb & Ellis Company and its direct and indirect subsidiaries (“Grubb & Ellis”) and has been integrating the Grubb & Ellis assets with its Newmark Knight Frank brand. The resulting brand, Newmark Grubb Knight Frank, is a full-service commercial real estate platform. Through this Newmark Grubb Knight Frank brand, the Company offers commercial real estate tenants, owners, investors and developers a wide range of services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

BGC Partners’ customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers and investment firms. Named after fixed income trading innovator B. Gerald Cantor, BGC has offices in dozens of major markets, including New York and London, as well as in Atlanta, Beijing, Boston, Chicago, Copenhagen, Dubai, Hong Kong, Houston, Istanbul, Johannesburg, Los Angeles, Mexico City, Miami, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Seoul, Singapore, Sydney, Tokyo, Toronto, Washington, D.C. and Zurich. The Company expects to have additional offices as it integrates the Grubb & Ellis business. The Company is in the process of transitioning hundreds of brokers that it is interested in hiring from the Grubb & Ellis bankruptcy estate to entities that it owns. While the Company has executed employment and partnership arrangements with a significant number of brokers, the Company is operating under a transition services agreement with the estate to assist with the process and expects over time to complete the transfer to its partnership and employment arrangement with respect to many of the remaining brokers. In the interim, the Company is entitled to the revenues and is responsible for the expenses of these brokers under the transition services agreement. No assurance can be given that the Company will be able to successfully hire some or many of the remaining brokers.

The financial intermediary sector has been a competitive area that has had strong revenue growth over the past decade due to several factors. One factor is the increasing use of derivatives to manage risk or to take advantage of the anticipated direction of a market by allowing users to protect gains and/or guard against losses in the price of underlying assets without having to buy or sell the underlying assets. Derivatives are often used to mitigate the risks associated with interest rate movements, equity ownership, changes in the value of foreign currency, credit defaults by corporate and sovereign debtors and changes in the prices of commodity products. Over the past decade, demand from financial institutions, financial services intermediaries and large corporations has increased volumes in the wholesale derivatives market, thereby increasing the business opportunity for financial intermediaries.

Another key factor in the growth of the financial intermediary sector over the past decade has been the increase in the number of new products. As market participants and their customers strive to mitigate risk, new types of equity and fixed income securities, futures, options and other financial instruments are developed. These new securities and derivatives are not immediately ready for more liquid and standardized electronic markets, and generally increase the need for trading and require broker-assisted execution.

BGC Growth Drivers

As a wholesale intermediary, our business is driven by several key drivers in addition to those listed above. These include: overall industry volumes in the markets in which we broker, the size and productivity of our front-office headcount (sales people and brokers alike), regulatory issues, and the percentage of our revenues related to fully electronic brokerage.

Some of these main drivers had a positive impact, on our results in the first quarter of 2012 compared to the year earlier period, while others had a negative impact.

Overall Market Volumes and Volatility

Volume is driven by a number of items, including the level of issuance for financial instruments, the price volatility of financial instruments, overall macro-economic conditions, the creation and adoption of new products, the regulatory environment, and the introduction and adoption of new trading technologies. In general, increased price volatility increases the demand for hedging instruments, including many of the cash and derivative products which we broker.

During the first quarter of 2012, industry volumes generally declined year-over-year for many of the OTC and listed products we broker in Rates, Credit, Foreign Exchange and Equities. This was due in large part to volatility being lower than the 10-year average in these asset classes during the quarter. For example, a broader measure of volatility across rates, credit, FX, equities, and other markets is Bank of America Merrill Lynch’s Global Financial Stress Index (“GFSI”). It averaged approximately 0.67 over the last five years, and has been as high as 3.01 during the second half of 2008, but averaged only 0.32 during the first quarter of 2012. In Real Estate Services, the overall industry volumes were more favorable for our business in the first quarter. These industry volumes are generally good proxies for the volumes across our five asset class categories. Below is a discussion of the volume and growth drivers of our various brokerage product categories.

Rates Volumes and Volatility

BGC’s Rates business is particularly influenced by the level of sovereign debt issuance globally, and over the past year this issuance has generally continued to grow, though with some pullback in 2011. For example, according to the Securities Industry and Financial Markets Association (“SIFMA”), gross U.S. Treasury issuance, increased by approximately 21% compared year-over-year in the first quarter of 2012, although it was down by approximately 16% for all of 2011.

Rates volumes are also influenced by market volatility, and such volatility has been dampened in recent months due to quantitative easing undertaken by the U.S. Federal Reserve and other central banks. Quantitative easing entails the central banks buying government securities or other securities in the open market – particularly longer-dated instruments – in an effort to promote increased lending and liquidity and bring down long-term interest rates. When central banks hold these instruments, they tend not to trade and are not hedged – thus lowering Rates volumes across cash and derivatives markets industry-wide. As of April 25, 2012, the U.S. Federal Reserve had over $2.2 trillion worth of long-dated U.S. Treasury and Federal Agency securities, compared with $1.7 trillion at the beginning of 2011, $1.4 trillion at the beginning of 2010, and less than $20 billion at the beginning of 2009. Other major central banks have also greatly increased the amount of longer-dated debt on their balance sheets over the past three years.

Largely as a result of quantitative easing, and the short-term decline in U.S. Treasury issuance in 2011, the U.S. Federal Reserve reported that U.S. Treasury average daily volumes traded by primary dealers decreased by 11% year-over-year in the first quarter of 2012, while volumes for CME Treasury, Eurodollar futures and Eurex Bond futures declined by 14%, 19%, and 21%, respectively. BGC’s fully electronic Rates notional volumes decreased by 14% year-over-year in the first quarter of 2012, in-line with the overall industry, while our Rates revenues were down by 3.9%.

Analysts and economists expect sovereign debt issuance to remain at these high levels for the foreseeable future as governments finance their future deficits and roll over their sizable existing debt. For instance, according to the Congressional Budget Office (the “CBO”), U.S. federal debt will be 73% for fiscal year 2012, and between 62% and 94% of GDP at the end of fiscal year 2022, versus 36% at the end of fiscal year 2007. Similarly, the European Commission reports that, in the aggregate, European Union (“EU 27”) government debt as a percent of GDP will have increased from 59% in 2007 to 83% by 2011. Meanwhile, analysts expect that the effects of various forms of quantitative easing will continue to impact markets for at least the next few quarters, because economic growth remains weak in most G-20 nations. As a result, we expect long term tailwinds in our Rates business from continuing high levels of government debt, but near term headwinds due to quantitative easing.

Credit Volumes

The cash portion of BGC’s Credit business is impacted by the level of global corporate bond issuance, while both the cash and credit derivatives sides of this business are impacted by sovereign and corporate issuance. BGC’s Credit revenues decreased in the first quarter of 2012 compared to the first quarter of 2011, reflecting an industry-wide softening in corporate bond and credit derivative activity. For example, TRACE eligible corporate securities volumes were up by less than 1% year-over-year in the first quarter of 2012, while DTCC total credit derivatives notional amount outstanding was down by 3% year-over-year at quarter end. With revenues up by approximately 20% year-over-year in the first quarter of 2012, BGC’s fully electronic Credit desks did, however, continue to outperform the overall market. Our overall Credit revenues declined by 3.2% over the same timeframe.

Foreign Exchange Volumes and Volatility

The overall FX market saw decreased volatility industry-wide. For example, CVIX (the Deutsche Bank Currency Volatility Index) has averaged approximately 12 over the past five years. It has been as high as 24 in the fourth quarter of 2008 and above 15 in more recent periods of market uncertainty. In the first quarter of 2012, it was just over ten on average. This was partially a result of the central banks of Japan and Switzerland in the currency markets to keep the Yen and Franc, respectively, from appreciating. Because of these factors, overall industry volumes were mostly down in the first quarter compared to a year earlier. CLS Group (“CLS”), which settles the majority of bank-to-bank spot and forward FX transactions, reports that its average daily value traded grew by 6% year-over-year in the first quarter of 2012, while CME FX futures and EBS spot FX volumes were down by 12% and 19%, respectively. With respect to BGC’s FX business, our revenues and volumes compared favorably to corresponding industry figures in the first quarter of 2012: our overall FX revenues were up 8.3%, while our fully electronic FX volumes and revenues were both up by approximately 46% year-over-year.

Equity-Related Volumes and Volatility

BGC’s revenues from Equities and Other Asset Classes were negatively impacted in the first quarter of 2012 due in part to lower global equity cash and derivatives and energy-related volumes, due largely to decreased volatility. The Chicago Board Options Exchange Volatility Index (“VIX”) is a common measure of equity market volatility. It has averaged approximately 22 over the past ten years and approximately 26 over the past five, reaching as high as 80s during the 2008 Lehman/AIG et al crises and the 40-50 range in more recent crises such as the May 2010 so-called “flash crash.” VIX averaged 18 in the first quarter of 2012. As a result, during the first quarter of 2012, overall European and U.S. equity derivatives volumes were generally down year-over-year. For example, equity derivatives volumes (including indices) as reported by the Options Clearing Corporation, Eurex, Euronext, and CME were down by approximately 8%, 20%, 4%, and 25%, respectively, all when compared to the first quarter of 2011. Energy and commodity volumes as reported by ICE and CME were down slightly year-over-year during this timeframe. Overall, BGC’s Equities and Other Asset Classes business declined by 9.8% year-over-year.

Real Estate Metrics

On October 14, 2011, BGC acquired all of the outstanding shares of Newmark & Company Real Estate, Inc., plus a controlling interest in its affiliated companies. After the close of the first quarter, on April 13, 2012, BGC acquired substantially all of the assets of Grubb & Ellis Company and its direct and indirect subsidiaries (collectively “Grubb & Ellis”). Newmark & Company Real Estate, Inc., Grubb & Ellis, and certain independently-owned partner offices of the two, operate as “Newmark Grubb Knight Frank” in the Americas, and are associated with London-based Knight Frank. BGC’s discussion of financial results for “Newmark Grubb Knight Frank” or “Real Estate” reflect only those businesses owned by BGC and do not include the results for independently-owned partner offices or for Knight Frank.

The key drivers of revenue growth for U.S. commercial real estate brokerage services companies include the overall health of the U.S. economy, which drives demand for various types of commercial leases and purchases; the institutional ownership of commercial real estate as an investible asset class; and the ability to attract and retain talent to our new real estate services platform.

Following the financial crises of 2007/2008, the U.S. commercial property market generally saw steep declines in activity in 2009. In 2010, the market began to revive, and by the end of 2011 there were signs that the recovery was continuing, although still not to levels seen prior to the crises. If the U.S. economy continues to improve in 2012, we would expect this to aid in the continued recovery in these and other parts of the commercial real estate market.

Although overall industry metrics are not as highly correlated to our quarterly revenues and Real Estate as they are in Rates, Credit, Foreign Exchange, and Equities, they do provide some indication for general direction of the business. According to Newmark Grubb Knight Frank Research, the overall vacancy rate for office properties in the nation’s key markets improved by 3.1% year-over-year to 16.2% from 16.8% in the first quarter of 2011, and is at the lowest level since late 2009. The national vacancy rate for industrial properties was 12.1% in the first quarter of 2012, an improvement on the 13.3% rate measured one year ago. Rents for all property types in the U.S. continued to improve modestly. CoStar Group (a leading provider of information and analytic services) reported similar improvements in vacancy rates and rents for the national office, industrial, and retail markets. CoStar Commercial Repeat-Sale Composite Index (a comprehensive measure of commercial real estate prices in the United States) showed prices up 4% year-over-year as February 29, 2012. According to commercial property research firm Real Capital Analytics, sales volume for U.S. office properties increased 40% in 2011 compared to 2010, while industrial volume increased 37% and retail volume increased 52%.

Hybrid and Fully Electronic Trading

Historically, e-broking growth has led to higher margins and greater profits over time for exchanges and wholesale financial intermediaries alike, even if overall company revenues remain consistent. This is largely because fewer front-office employees are needed to process the same amount of volume as trading becomes more automated. Over time, electronification of exchange-traded and OTC markets has also generally led to volumes increasing faster than commissions decline, and thus often an overall increase in the rate of growth in revenues. BGC has been a pioneer in creating and encouraging hybrid and fully electronic trading, and continually works with its customers to expand such trading across more asset classes and geographies.

Outside of U.S. Treasuries and spot FX, the banks and broker-dealers which dominate the OTC markets had generally been hesitant in adopting e-broking. However, in recent years, hybrid and fully electronic inter-dealer OTC markets for products, including CDS indices, FX options, and most recently interest rate swaps, have sprung up as banks and dealers have become more open to e-broking and as firms like BGC have invested in the kinds of technology favored by our customers. Pending regulation in Europe and the U.S. regarding banking, capital markets, and OTC derivatives is likely to only hasten the spread of fully electronic trading.

The combination of more market acceptance of hybrid and fully electronic trading and BGC Partners’ competitive advantage in terms of technology and experience has contributed to our strong gains in e-broking. During the first quarter of 2012, we continued to invest in hybrid and fully electronic technology broadly across our product categories.

BGC’s fully electronic notional volumes for the first quarter of 2012 were down 10.3% year-over-year while quarterly fully electronic brokerage revenues increased by 4.0%. E-broking represented 9.4% of brokerage revenues in the first quarter of 2012, compared with 10.0% in the year earlier period. The growth in fully electronic revenues was driven by increased FX and Credit brokerage, partially offset by a decline in Rates. The decline in e-broking as a percent of revenue is due to the addition of Real Estate, which is an entirely voice-brokered industry.

As we continue to roll out BGC Trader and Volume Match to more of our desks, we expect our strong hybrid and fully electronic trading performance to continue.

Regulatory Environment

In the case of our financial intermediary businesses, regulators and legislators in the U.S. and EU continue to craft new laws and regulations for the global OTC derivatives markets, including, most recently, the Dodd-Frank Wall Street Reform and Consumer Protection Act. The new rules and proposals for rules have mainly called for additional transparency, position limits and collateral or capital requirements, as well as for central clearing of most standardized derivatives. We believe that uncertainty around the final form such new rules might take may have negatively impacted trading volumes in certain markets in which we broker. We believe that it is too early to comment on specific aspects of the U.S. regulations as rules are still being created, and much too early to comment on laws not yet passed in Europe. However, we generally believe the net impact of the rules and regulations will be positive for our business.

From time to time, we and our “associated persons” have been and are subject to periodic examinations, inspections and investigations that have and may result in significant costs and possible disciplinary actions by our regulators, including the Securities and Exchange Commission (the “SEC”), the Commodities Futures Trading Commission (the “CFTC”), the U.K. Financial Services Authority (the “FSA”), self-regulatory organizations and state securities administrators.

The FSA’s periodic Advanced, Risk-Responsive Operating Frame Work (“ARROW”) risk assessment of our U.K. group’s regulated businesses identified certain weaknesses in our U.K. group’s risk, compliance and control functionality, including governance procedures. In accordance with its normal process, the FSA provided us with an initial written mitigation program regarding the foregoing. In response to this we retained an international accounting firm and U.K. counsel to assist us with a wide program of remediation to address the points raised.

Within the program, we provided an assessment of the appropriateness of the scope and structure of the businesses in our U.K. group. We increased the liquidity and capital levels of certain of our U.K. group’s existing FSA-regulated businesses, and also reviewed and enhanced our policies and procedures relating to assessing risks and our liquidity and capital requirements. We also produced detailed contingency planning steps to determine the stand-alone viability of each of the businesses in our U.K. group, as well as a theoretical orderly wind-down scenario for these businesses. Finally, we agreed to a temporary, voluntary limitation on closing acquisitions of new businesses regulated by the FSA and entering into new regulated business lines.

A significant number of outputs from the remediation program were delivered to the FSA in December 2011. The FSA responded positively, and on March 1, 2012, the FSA confirmed that it had relaxed the voluntary undertaking of BGC Brokers L.P., a U.K. subsidiary of the Company. With respect to acquisitions, new business lines or material change in its risk profile, members of the BGC European Group intend to provide prior notice to the FSA so as to determine that it has no objection. At around the same time that the voluntary undertaking was relaxed, the FSA presented us with the second part of the risk mitigation program, although the majority of the items presented have either already been remediated or form part of an existing work plan. The items identified are scheduled to be completed within 2012.

The FSA has indicated that through the use of a skilled person’s report, we will seek to test the embeddedness progress of the remediation work in the second half of the year as the Company continues to remediate the areas indicated by the FSA in its recent reviews and will continue to dedicate time, resources and funds to such efforts. The Company is scheduled to undergo its periodic ARROW risk assessment in the fourth quarter. We do not anticipate that the current costs in connection with the FSA remedial work or the ARROW risk assessment will have a material adverse effect on our businesses, financial condition, results of operations or prospects.

Liquidity and Capital Resources

During the year ended December 31, 2011, the Company entered into a credit agreement with a third party (the “Credit Agreement”) which provides for up to $130.0 million of unsecured revolving credit through June 23, 2013 (for a detailed description of this facility, see Note 16—“Notes Payable, Collateralized and Short-Term Borrowings” to the Company’s unaudited condensed consolidated financial statements). The borrowings under the Credit Agreement will be used for general corporate purposes, including, but not limited to, financing the Company’s existing businesses and operations, expanding its businesses and operations through additional broker hires, strategic alliances and acquisitions, and repurchasing shares of its Class A common stock or purchasing limited partnership interests in BGC Holdings or other equity interests in the Company’s subsidiaries. As of March 31, 2012, the Company had $60.0 million in borrowings outstanding under the Credit Agreement. We expect short-term borrowings to increase in the near term.

In addition, on July 29, 2011, the Company issued an aggregate of $160.0 million principal amount of 4.50% Convertible Senior Notes due 2016 (the “4.50% Convertible Notes”). For a complete description of these notes, see Note 16—“Notes Payable, Collateralized and Short-Term Borrowings” to the Company’s unaudited condensed consolidated financial statements.

In connection with the offering of the 4.50% Convertible Notes, the Company entered into capped call transactions, which are expected generally to reduce the potential dilution of the Company’s Class A common stock upon any conversion of the 4.50% Convertible Notes in the event that the market value per share of the Company’s Class A common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions (which corresponds to the initial conversion price of the 4.50% Convertible Notes and is subject to certain adjustments similar to those contained in the 4.50% Convertible Notes).

The net proceeds from this offering were approximately $144.2 million after deducting the initial purchasers’ discounts and commissions, estimated offering expenses and the cost of the capped call transactions. The Company expects to use the net proceeds from the offering for general corporate purposes, which may include financing acquisitions.

Hiring and Acquisitions

Another key driver of our revenue growth is front-office headcount. We believe that our strong technology platform and unique partnership structure have enabled us to use both acquisitions and recruiting to profitably increase our front-office staff at a faster rate than our largest competitors over the past year and since the formation of BGC in 2004.

BGC Partners has invested significantly to capitalize on the current business environment through acquisitions, technology spending and the hiring of new brokers. The business climate for these acquisitions has been competitive, and it is expected that these conditions will persist for the foreseeable future. BGC Partners has been able to attract businesses and brokers to its platform as it believes they recognize that BGC Partners has the scale, technology, experience and expertise to succeed in the current business environment.

As of March 31, 2012, our front-office headcount was up by 26.3% year-over-year to 2,170 brokers and salespeople. For the three months ended March 31, 2012, average revenue generated per broker or salesperson was approximately $180,000, down approximately 14.7% from the three months ended March 31, 2011 when it was approximately $211,000.

Our revenue per front-office employee tends to decline following periods of rapid headcount growth. This is because our newer revenue producers generally achieve higher productivity levels in their second year with the Company. We expect the productivity of our newer brokers and salespeople throughout the Company to improve, especially in our newest offices in Brazil, Russia, and China, as well as our new employees who joined with respect to our most recent acquisitions.

The laws and regulations passed or proposed on both sides of the Atlantic concerning OTC trading seem likely to favor increased use of technology by all market participants, and are likely to accelerate the adoption of both hybrid and fully electronic trading. We believe these developments will favor the larger inter-dealer brokers over smaller, non-public ones, as the smaller ones generally do not have the financial resources to invest the necessary amounts in technology. We believe this will lead to further consolidation in our industry, and thus further allow us to profitably grow our front-office headcount.

On August 2, 2011, the Company’s Board of Directors and Audit Committee approved the Company’s acquisition from Cantor its North American environmental brokerage business CantorCO2e, L.P. (“CO2e”). On August 9, 2011, the Company completed the acquisition of CO2e from Cantor for the assumption of approximately $2.0 million of liabilities and announced the launch of BGC Environmental Brokerage Services. Headquartered in New York, BGC Environmental Brokerage Services focuses on environmental commodities, offering brokerage, escrow and clearing, consulting, and advisory services to clients throughout the world in the industrial, financial and regulatory sectors.

On October 14, 2011, BGC acquired all of the outstanding shares of Newmark & Company Real Estate, Inc., plus a controlling interest in its affiliated companies.

The aggregate purchase price paid by BGC to the former shareholders of Newmark & Company Real Estate consisted of approximately $63.0 million in cash and approximately 339 thousand shares of BGC’s Class A common stock. The former shareholders of Newmark will also be entitled to receive up to an additional approximately 4.83 million shares of BGC’s Class A common stock over a five-year period if Newmark achieves certain enumerated gross revenue targets post-closing. The former shareholders of Newmark have also agreed to transfer their interests in certain other related companies for nominal consideration at the request of BGC. The Company expects to purchase the non controlling interest in certain Newmark regional offices at a later date. Cantor Fitzgerald & Co. (“CF&Co”), an affiliate of Cantor, acted as an advisor to BGC in connection with this transaction.

On April 13, 2012, BGC completed the acquisition of substantially all of the assets of Grubb & Ellis (the “Closing”).

On March 27, 2012, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) approved the purchase by BGC Partners of substantially all of the assets of Grubb & Ellis under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) pursuant to a Second Amended and Restated Asset Purchase Agreement, dated April 13, 2012, between BGC Partners and Grubb & Ellis (the “APA”). The APA was supplemented by a Transition Services Supplement dated April 13, 2012 between BGC Partners and Grubb & Ellis (the “Supplement”) approved by the Bankruptcy Court on April 11, 2012. The Bankruptcy Court’s order approved the sale of such assets to BGC Partners free and clear of all liens, claims and encumbrances pursuant to Section 363 of the Bankruptcy Code.

Pursuant to the APA, BGC Partners agreed to purchase from Grubb & Ellis substantially all of its assets in exchange for a credit bid of (a) approximately $30.0 million in pre-bankruptcy senior secured debt (the “Prepetition Debt”) which had been purchased at a discount, and (b) approximately $5.5 million under the Debtor in Possession term loans which had previously been entered into. BGC Partners also agreed to provide the following additional consideration: (i) $16.0 million in cash to the bankruptcy estate for the benefit of Grubb & Ellis’ unsecured creditors pursuant to the Settlement Agreement (described below); (ii) payment of amounts necessary to cure defaults under executory contracts and unexpired leases that BGC Partners designates for assumption and assignment to BGC Partners; and (iii) assumption of liability for priority claims asserted by Grubb & Ellis employees for paid-time-off to the extent such claims exceed $3.0 million. BGC Partners will have the opportunity after closing to identify those contracts or real estate leases it desires to have Grubb & Ellis either assume and assign to BGC Partners or reject.

The terms of the APA were agreed to by the official committee of unsecured creditors appointed in Grubb & Ellis’ chapter 11 cases (the “Committee”) pursuant to the Stipulation and Settlement Agreement, dated as of March 21, 2012 (the “Settlement Agreement”), and so ordered by the Bankruptcy Court on March 27, 2012. The Committee also agreed as part of the Settlement Agreement to release BGC Partners and its affiliates, subsidiaries, officers, employees and other parties from all claims and causes of action that the Committee may be or become entitled to assert (directly, indirectly or derivatively through Grubb & Ellis) against BGC Partners, including, without limitation, with respect to the validity, enforceability and priority of the Prepetition Debt and the liens securing same.

The Company is in the process of transitioning hundreds of brokers that it is interested in hiring from the Grubb & Ellis bankruptcy estate to entities that it owns. While the Company has executed employment and partnership arrangements with a significant number of brokers, the Company is operating under a transition services agreement with the estate to assist with the process and expects over time to complete the transfer to its partnership and employment arrangement with respect to many of the remaining brokers. In the interim, the Company is entitled to the revenues and is responsible for the expenses of these brokers under the transition services agreement. No assurance can be given that the Company will be able to successfully hire some or many of the remaining brokers.

Financial Highlights

For the three months ended March 31, 2012, the Company had income from operations before income taxes of $18.9 million compared to $24.5 million, a decrease of $5.6 million from the year earlier period. Total revenues increased approximately $30.0 million and total expenses increased approximately $35.6 million.

Total revenues were $395.0 million and $365.0 million for the three months ended March 31, 2012 and 2011, respectively, representing an 8.2% increase. The main factors contributing to the increase were:

•	Our acquisition of Newmark, which was completed on October 14, 2011.

•	A global rebound in foreign exchange volumes as the credit crisis abated.

•	An increase in our front-office personnel from 1,718 at March 31, 2011 to 2,170 at March 31, 2012.

•	Continued selective expansion into the global markets, including new offices in Zurich and Dubai.

•

Revenues related to fully electronic trading increased 4.0% to $35.5 million for the three months ended March 31, 2012. This increase is primarily driven by significant increases in fully electronic revenues from rates and credit brokerage. Revenues related to fully electronic trading include brokerage revenues as well as certain revenues recorded in fees from related parties.

Total Compensation and employee benefits expense increased by $37.9 million or 18.1% for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011, primarily related to a $25.9 million charge associated with the granting of exchangeability to limited partnership units, as well as to the increased headcount year-over-year (including as a result of the acquisition of Newmark) and our year-over-year growth in brokerage revenue, which resulted in a corresponding increase in compensation for the period.

We believe the overall performance of the Company will continue to improve as we increase revenues generated from fully electronic trading, extend our employment agreements, and increase the percentage of compensation partners receive in the form of limited partnership units. As a result, we expect to increase the amount of cash available for dividends and distributions, share repurchases and unit redemptions. Taken together, we believe that these developments will further improve BGC’s competitive position in the marketplace and improve employee retention.

Results of Operations

The following table sets forth BGC’s unaudited condensed consolidated statements of operations data expressed as a percentage of total revenues for the periods indicated (in thousands):

	Three Months Ended March 31,
	2012		2011
	Actual Results	Percentage of Total Revenues	Actual Results	Percentage of Total Revenues
Revenues:
Commissions	$272,488	69.0%	$244,714	67.0%
Principal transactions	99,745	25.2	98,109	26.9

Total brokerage revenues	372,233	94.2	342,823	93.9
Fees from related parties	12,547	3.2	15,435	4.2
Market data	4,964	1.3	4,576	1.3
Software solutions	2,449	0.6	2,133	0.6
Interest income	2,195	0.5	1,406	0.4
Other revenues	3,029	0.8	311	0.1
Losses on equity investments	(2,456)	(0.6)	(1,661)	(0.5)

Total revenues	394,961	100.0	365,023	100.0
Expenses:
Compensation and employee benefits	246,869	62.5	208,969	57.3
Allocation of net income to limited partnership units and founding/working partner units	5,980	1.5	9,200	2.5

Total compensation and employee benefits	252,849	64.0	218,169	59.8
Occupancy and equipment	36,229	9.2	29,286	8.0
Fees to related parties	3,519	0.9	2,601	0.7
Professional and consulting fees	19,319	4.9	13,341	3.7
Communications	21,958	5.6	21,330	5.8
Selling and promotion	19,446	4.9	20,186	5.5
Commissions and floor brokerage	5,680	1.4	6,095	1.7
Interest expense	7,558	1.9	4,395	1.2
Other expenses	9,491	2.4	25,081	6.9

Total expenses	376,049	95.2	340,484	93.3

Income from operations before income taxes	18,912	4.8	24,539	6.7
Provision for income taxes	7,202	1.8	7,401	2.0

Consolidated net income	11,710	3.0	17,138	4.7
Less: Net income attributable to noncontrolling interest in subsidiaries	3,521	0.9	8,472	2.3

Net income available to common stockholders	$8,189	2.1%	$8,666	2.4%

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

Revenues

Brokerage Revenues

Total brokerage revenues increased by $29.4 million, or 8.6%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. Commission revenues increased by $27.8 million, or 11.3%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. Principal transactions revenues increased by $1.6 million, or 1.7%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011.

The increase in brokerage revenues was primarily driven by increases in the revenues for commercial real estate and foreign exchange partially offset by lower revenues in rates, credit products and equities and other assets.

The decrease in rates revenues of $5.9 million was primarily driven by lower trading volumes in Europe.

The decrease in credit brokerage revenues of $2.8 million was primarily due to a decline in U.S. revenues partially offset by increases in Europe.

Foreign exchange revenues increased by $4.5 million primarily due to a significant increase in the Latin American markets and increased electronic revenues.

Real Estate brokerage revenues were $38.4 million for the three months ended March 31, 2012. These revenues were generated by Newmark Knight Frank which was acquired in the fourth quarter of 2011.

Revenues from equities and other asset classes decreased by $4.8 million driven primarily by reduced trading volumes in Europe partially offset by increases in the U.S. derivatives desks.

Fees from Related Parties

Fees from related parties decreased by $2.9 million, or 18.7%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. The decrease was primarily due to decreased revenues related to ELX and back office services provided to Cantor.

Market Data

Market data revenues increased by $0.4 million, or 8.5%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011.

Software Solutions

Software solutions revenues increased by $0.3 million, or 14.8%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011, primarily due to increased clients in the first quarter of 2012.

Interest Income

Interest income increased by $0.8 million, or 56.1%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. The increase was primarily related to interest arising from our notes receivable and government bonds partially offset by a decrease in interest on employee loans.

Other Revenues

Other revenues increased by $2.7 million to $3.0 million for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. The increase was primarily due to other revenues related to Newmark Knight Frank which was acquired in the fourth quarter of 2011.

Losses on Equity Investments

Losses on equity investments increased by $0.8 million, or 47.9%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. Losses on equity investments represent our pro rata share of the net losses on investments for which we have a significant ownership but do not control.

Expenses

Compensation and Employee Benefits

Compensation and employee benefits expense increased by $37.9 million, or 18.1%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. This increase is primarily related to the acquisition of Newmark and increase in headcount in the first quarter of 2012 compared to the prior year period. In addition, we incurred $25.9 million in expense related to the granting of exchangeability in the three months ended March 31, 2012 which represented an increase of $15.0 million as compared to the year earlier period.

Allocations of Net Income to Limited Partnership Units and Founding/Working Partner Units

Allocation of income to limited partnership units and founding/working partner units decreased by $3.2 million for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. Allocation of income to limited partnership units and founding/working partner units represent the pro rata interest in net income attributable to such partners’ units based on weighted-average economic ownership. The allocation of income to limited partnership units and founding/working partner units for the three months ended March 31, 2012, was $6.0 million.

Occupancy and Equipment

Occupancy and equipment expense increased by $6.9 million, or 23.7%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. The increase was primarily due to the acquisition of Newmark and an increase in rent and associated costs related to new facilities.

Fees to Related Parties

Fees to related parties increased by $0.9 million, or 35.3%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. Fees to related parties are allocations paid to Cantor for administrative and support services.

Professional and Consulting Fees

Professional and consulting fees increased by $6.0 million, or 44.8%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. The increase was primarily due to increased costs associated with legal and regulatory matters.

Communications

Communications expense increased by $0.6 million, or 2.9%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. This increase was primarily driven by increased market data and communication costs associated with our increased headcount. As a percentage of total revenues, communications remained relatively unchanged across the two periods.

Selling and Promotion

Selling and promotion expense decreased by $0.7 million, or 3.7%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. The decrease was associated with a decrease in promotional and corporate events in the three months ended March 31, 2012.

Commissions and Floor Brokerage

Commissions and floor brokerage expense decreased by $0.4 million, or 6.8%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011, primarily due to decreased volumes in our equities business during the three months ended March 31, 2012.

Interest Expense

Interest expense increased by $3.2 million, or 72.0%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. The increase was primarily related to the Company’s issuance of the 4.50% Convertible Notes in July 2011, in addition to increased costs associated with our notes payable and collateralized borrowings.

Other Expenses

Other expenses decreased by $15.6 million, or 62.2%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. The decrease was primarily due to a reduction in costs associated with the hiring of new brokers in the three months ended March 31, 2012.

Net Income Attributable to Noncontrolling Interest in Subsidiaries

Net income attributable to noncontrolling interest in subsidiaries decreased by $5.0 million, or 58.4%, for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. The decrease was primarily due to the decrease in the allocation of net income to Cantor units in the three months ended March 31, 2012.

Provision for Income Taxes

Provision for income taxes decreased to $7.2 million for the three months ended March 31, 2012 as compared to $7.4 million for the three months ended March 31, 2011. This decrease was primarily driven by a decrease in taxable income in the three months ended March 31, 2012 as compared to the year earlier period. Our consolidated effective tax rate can vary from period to period depending on, among other factors, the geographic and business mix of our earnings.

Business Segment Financial Results

Following the acquisition of substantially all of the assets of Grubb & Ellis, we have changed our segment reporting structure. As a result, beginning with the quarter ended June 30, 2012, our operations consist of two reportable segments, Financial Services and Real Estate Services. The business segment financial results presented below reflect our current organization.

The business segments are determined based on the products and services provided and reflect the manner in which financial information is evaluated by management. The Company evaluates the performance and reviews the results of the segments based on each segment’s “income (loss) from operations before income taxes.” Our segment information does not include analysis of assets by segment. Except for goodwill, we do not allocate assets by operating segment, nor does management evaluate operating segments using discrete asset information.

Selected financial information for the Company’s segments is presented below. The amounts shown below for the Financial Services and Real Estate Services segments reflect the amounts that are used by management to allocate resources and assess performance, which is based on each segment’s “income (loss) from operations before income taxes.” In addition to the two business segments, the tables below include a “Corporate Items” category, which includes fees from related parties and interest income as well as unallocated expenses, such as the grant of exchangeability to limited partnership units, allocations of net income to founding/working partner units and limited partnership units, certain professional and consulting fees, executive compensation and interest expense, which are managed separately at the corporate level.

Three months ended March 31, 2012 (dollars in thousands):

	Financial Services	Real Estate Services*	Corporate Items	Total
Total revenues	$344,636	$41,417	$8,908	$394,961

Total expenses	268,185	42,666	65,198	376,049

Income (loss) from operations before income taxes	$76,451	$(1,249)	$(56,290)	$18,912

*	For the three months ended March 31, 2012, the Real Estate Services segment income (loss) from operations before income taxes excludes $2.6 million related to the collection of receivables and associated expenses that were capitalized as part of acquisition accounting.

Three months ended March 31, 2011 (dollars in thousands):

	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$352,631	$—	$12,392	$365,023
Total expenses	280,440	—	60,044	340,484

Income (loss) from operations before income taxes	$72,191	$—	$(47,652)	$24,539

Segment Results for the Three Months Ended March 31, 2012 Compared to the Three Months Ended March 31, 2011

Revenues

•

Revenues for Financial Services decreased approximately $8.0 million, or 2.3%, to $344.6 million for the three months ended March 31, 2012 from $352.6 million for the three months ended March 31, 2011. The decrease in revenues for our Financial Services segment was primarily due to a decline in brokerage revenues in Rates, Credit and Equities and Other Asset Classes, partially offset by growth from Foreign Exchange brokerage.

•	Revenues for Real Estate Services were $41.4 million for the three months ended March 31, 2012. Prior to our acquisition of Newmark on October 14, 2011, we had no revenues from Real Estate Services.

Expenses

•

Total expenses for Financial Services decreased approximately $12.3 million, or 4.4%, to $268.2 million for the three months ended March 31, 2012 from $280.4 million for the three months ended March 31, 2011. The decrease in expenses for our Financial Services segment was primarily due to a decrease in compensation expense as well as lower selling and promotion expenses associated with a decrease in promotional and corporate events, partially offset by increased occupancy and equipment expense related to new facilities.

•

Total expenses for Real Estate Services were $42.7 million for the three months ended March 31, 2012. Prior to our acquisition of Newmark on October 14, 2011, we had no expenses from Real Estate Services.

Income (loss) from operations before income taxes

•

Income (loss) from operations before income taxes for Financial Services increased $4.3 million, or 5.9%, to $76.5 million for the three months ended March 31, 2012 from $72.2 million for the three months ended March 31, 2011. The decrease in income (loss) from operations before income taxes for our Financial Services segment was primarily due to lower brokerage revenues, as described above, partially offset by decreases in expense, as also described above.

•

Income (loss) from operations before income taxes for Real Estate Services was a loss of $1.2 million for the three months ended March 31, 2012. Prior to our acquisition of Newmark on October 14, 2011, we had no income (loss) from operations before income taxes from Real Estate Services.

Quarterly Results of Operations

The following table sets forth our unaudited quarterly results of operations for the indicated periods. Results of any period are not necessarily indicative of results for a full year and may, in certain periods, be affected by seasonal fluctuations in our business.

	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
	(in thousands)
Revenues:
Commissions	$272,488	$250,921	$261,496	$239,132	$244,714	$206,275	$208,918	$213,863
Principal transactions	99,745	79,888	94,997	102,007	98,109	91,466	83,381	99,606
Fees from related parties	12,547	15,366	15,220	16,206	15,435	17,221	16,413	16,436
Market data	4,964	4,042	4,556	4,598	4,576	4,869	4,614	4,444
Software solutions	2,449	2,472	2,328	2,257	2,133	2,476	1,816	1,760
Interest income	2,195	1,351	1,730	954	1,406	656	1,199	781
Other revenues	3,029	2,999	1,283	803	311	682	11,770	506
Losses on equity investments	(2,456)	(1,870)	(1,675)	(1,399)	(1,661)	(1,890)	(1,609)	(1,692)

Total revenues	394,961	355,169	379,935	364,558	365,023	321,755	326,502	335,704
Expenses:
Compensation and employee benefits	246,869	216,298	253,879	218,729	208,969	179,600	179,871	207,558
Allocations of net income to limited partnership units and founding/working partner units	5,980	—	—	9,237	9,200	12,320	5,824	5,163

Total compensation and employee benefits	252,849	216,298	253,879	227,966	218,169	191,920	185,695	212,721
Occupancy and equipment	36,229	34,118	29,943	35,740	29,286	28,982	28,161	28,249
Fees to related parties	3,519	2,719	3,297	3,018	2,601	3,017	3,061	3,338
Professional and consulting fees	19,319	19,569	19,625	15,211	13,341	14,380	10,773	10,016
Communications	21,958	21,753	21,508	21,801	21,330	21,254	19,459	18,468
Selling and promotion	19,446	19,951	19,507	19,443	20,186	18,739	17,183	16,227
Commissions and floor brokerage	5,680	6,311	6,539	6,932	6,095	5,688	4,564	4,916
Interest expense	7,558	8,689	6,754	4,768	4,395	3,777	3,796	3,596
Other expenses	9,491	14,939	23,365	6,199	25,081	7,038	27,436	20,652

Total expenses	376,049	344,347	384,417	341,078	340,484	294,795	300,128	318,183
Income (loss) from operations before income taxes	18,912	10,822	(4,482)	23,480	24,539	26,960	26,374	17,521
Provision (benefit) for income taxes	7,202	3,905	(1,338)	6,031	7,401	2,942	6,878	4,710

Consolidated net income (loss)	11,710	6,917	(3,144)	17,449	17,138	24,018	19,496	12,811

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	3,521	3,077	(1,111)	7,785	8,472	12,267	13,272	5,413

Net income (loss) available to common stockholders	$8,189	$3,840	$(2,033)	$9,664	$8,666	$11,751	$6,224	$7,398

The tables below detail our brokerage revenues by product category for the indicated periods (in thousands):

	For the Three Months Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
Brokerage revenue by product (actual results):
Rates	$146,884	$128,115	$151,813	$145,715	$152,810	$135,919	$135,596	$139,327
Credit	84,371	66,148	83,507	78,134	87,193	70,317	73,923	77,109
Foreign exchange	58,731	47,383	61,120	55,630	54,219	47,966	44,439	46,778
Real estate	38,426	44,980	—	—	—	—	—	—
Equities and other asset classes	43,821	44,183	60,053	61,660	48,601	43,539	38,341	50,255

Total brokerage revenues	$372,233	$330,809	$356,493	$341,139	$342,823	$297,741	$292,299	$313,469

Brokerage revenue by product (percentage):
Rates	39.4%	38.7%	42.6%	42.7%	44.6%	45.7%	46.4%	44.4%
Credit	22.7	20.0	23.4	22.9	25.4	23.6	25.3	24.6
Foreign exchange	15.8	14.3	17.1	16.3	15.8	16.1	15.2	14.9
Real estate	10.3	13.6	—	—	—	—	—	—
Equities and other asset classes	11.8	13.4	16.9	18.1	14.2	14.6	13.1	16.1

Total brokerage revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Brokerage revenue by voice/hybrid and fully electronic (actual results):
Voice/hybrid	$336,713	$299,307	$322,335	$305,338	$308,658	$270,047	$266,905	$286,365
Fully electronic	35,520	31,502	34,158	35,801	34,165	27,694	25,394	27,104

Total brokerage revenues	$372,233	$330,809	$356,493	$341,139	$342,823	$297,741	$292,299	$313,469

Brokerage revenue by voice/hybrid and fully electronic (percentage):
Voice/hybrid	90.5%	90.5%	90.4%	89.5%	90.0%	90.7%	91.3%	91.4%
Fully electronic	9.5	9.5	9.6	10.5	10.0	9.3	8.7	8.6

Total brokerage revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Liquidity and Capital Resources

Balance Sheet

Our balance sheet and business model are not capital intensive. We maintain minimal securities inventory; our assets consist largely of cash, collateralized and uncollateralized short-dated receivables and less liquid assets needed to support our business. Longer term funding (equity and long-term debt) is held to support the less liquid assets. Total assets at March 31, 2012 were $1.9 billion, an increase of 32% as compared to December 31, 2011. The increase in total assets was driven primarily by an increase in receivables from broker-dealers, clearing organizations, customers and related broker-dealers, securities owned, securities borrowed and notes receivable, partially offset by a decrease in cash and cash equivalents. We maintain a significant portion of our assets in cash, with cash and cash equivalents at March 31, 2012 of $310.5 million. See “Cash Flows” below for a further discussion of cash and cash equivalents.

Funding

Our funding base consists of longer-term capital (equity, notes payable and collateralized borrowings), shorter-term liabilities (including our new credit facility to the extent drawn) and accruals that are a natural outgrowth of specific assets and/or the business model, such as matched fails and accrued compensation. We have limited need for short-term unsecured funding in our regulated entities for their brokerage business. Contingent liquidity needs are largely limited to potential cash collateral that may be needed to meet clearing bank, clearinghouse, and exchange margins and/or to fund fails. Capital expenditures tend to be cash neutral and approximately in line with depreciation. Current cash balances significantly exceed our unsecured letters of credit, unsecured bank borrowings and the amortization of our collateralized long-term debt. We have also entered into secured loan arrangements, which are repayable in consecutive monthly installments with the final payments due in February 2016. A significant portion of our cash is held in our largest regulated entities, and we believe that cash in and available to these entities, inclusive of financing provided by clearing banks, is adequate for potential cash demands of normal operations such as margin or fail financing. We expect our operating activities going forward to generate adequate cash flows to fund normal operations, including any dividends issued pursuant to our dividend policy. However, we believe that there are a significant number of capital intensive opportunities for us to maximize our growth and strategic position, including, among other things, acquisitions, strategic alliances and joint ventures potentially involving all types and combinations of equity, debt and acquisition alternatives. As a result, we may need to raise additional funds to:

•	increase the regulatory net capital necessary to support operations;

•	support continued growth in our business;

•	effect acquisitions;

•	develop new or enhanced services and markets; and

•	respond to competitive pressures.

Acquisitions and financial reporting obligations related thereto may impact our ability to access capital markets on a timely basis and may necessitate greater short-term borrowings in the interim. This may impact the interest rates on our debt or our credit rating. We may need to access short-term capital sources to meet business needs from time to time, including, but not limited to, financing acquisitions, conducting operations, hiring or retaining brokers, and providing liquidity, including in situations where we may not be able to access the capital markets in a timely manner when desired by the Company. Accordingly, we cannot guarantee that we will be able to obtain additional financing when needed on terms that are acceptable to us, if at all.

On April 1, 2010, BGC effectively refinanced $150.0 million in Senior Notes payable via issuance of the 8.75% Convertible Notes to Cantor. The details of this issuance are provided in the “Notes Payable, Collateralized and Short-Term Borrowings” section below. On May 6, 2010, we filed a $100.0 million Shelf Registration Statement on Form S-3 with the SEC. We intend to use the net proceeds of any shares of Class A common stock sold for general corporate purposes, including potential acquisitions, redemptions of limited partnership units and founding/working partner units in BGC Holdings and repurchases of shares of Class A common stock from partners, executive officers and other employees of ours or our subsidiaries and of Cantor and its affiliates. Certain of such partners will be expected to use the proceeds from such sales to repay outstanding loans issued by, or credit enhanced by, Cantor or BGC Holdings. In addition to general corporate purposes, this registration along with our share buy-back authorization is designed as a planning device in order to facilitate the redemption process. Going forward, we may redeem units and reduce our fully diluted share count under our repurchase authorization or later sell Class A shares under the registration.

On June 23, 2011, the Company entered into a Credit Agreement with a third party which provides for up to $130.0 million of unsecured revolving credit through June 23, 2013. Borrowings under the Credit Agreement will bear interest on a floating rate basis with various terms available from which the Company can select. The Credit Agreement also provides for an unused facility fee and certain upfront and arrangement fees. The Credit Agreement requires that the outstanding loan balance be reduced to zero every 270 days for three days. The Credit Agreement further provides for certain financial covenants, including minimum equity, tangible equity and interest coverage, as well as maximum levels for total assets to equity capital and debt to equity. The Credit Agreement also contains certain other affirmative and negative covenants. The borrowings under the Credit Agreement will be used for general corporate purposes, including, but not limited to, financing the Company’s existing businesses and operations, expanding its businesses and operations through additional broker hires, strategic alliances and acquisitions, and repurchasing shares of its Class A common stock or purchasing limited partnership interests in BGC Holdings or other equity interests in the Company’s subsidiaries. As of March 31, 2012, the Company had $60.0 million in borrowings outstanding under the Credit Agreement. We expect short-term borrowings to increase in the near term.

On July 29, 2011, the Company issued an aggregate of $160.0 million principal amount of 4.50% Convertible Notes. In connection with the offering of the 4.50% Convertible Notes, the Company entered into an Indenture, dated as of July 29, 2011, with U.S. Bank National Association, as trustee. The 4.50% Convertible Notes were offered and sold solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

The 4.50% Convertible Notes are general senior unsecured obligations of BGC Partners, Inc. The 4.50% Convertible Notes pay interest semiannually at a rate of 4.50% per annum and were priced at par. The 4.50% Convertible Notes are currently convertible, at the holder’s option, at a conversion rate of 101.6260 shares of Class A common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This conversion rate is equal to a conversion price of $9.84 per share, a 20% premium over the $8.20 closing price of BGC’s Class A common stock on the NASDAQ on July 25, 2011. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s Class A common stock, or a combination thereof at the Company’s election. The 4.50% Convertible Notes are currently convertible into approximately 16.3 million shares of Class A common stock.

In connection with the offering of the 4.50% Convertible Notes, the Company entered into capped call transactions, which are expected generally to reduce the potential dilution of the Company’s Class A common stock upon any conversion of 4.50% Convertible Notes in the event that the market value per share of the Company’s Class A common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions (which corresponds to the initial conversion price of the 4.50% Convertible Notes and is subject to certain adjustments similar to those contained in the 4.50% Convertible Notes). The capped call transactions have a cap price equal to $12.30 per share (50% above the last reported sale price of the Company’s common stock on the NASDAQ on July 25, 2011).

The net proceeds from this offering were approximately $144.2 million after deducting the initial purchasers’ discounts and commissions, estimated offering expenses and the cost of the capped call transactions. The Company used the net proceeds from the offering for general corporate purposes, including financing acquisitions.

We may raise additional funds from time to time through equity or debt financing, including public and private sales of debt securities, to finance our business, operations and possible acquisitions.

Credit Ratings

Our public long-term credit ratings and associated outlook are as follows:

	Rating	Outlook
Fitch Ratings Inc.	BBB	Stable
Moody’s Investor Service	Ba1	Negative*
Standard & Poor’s	BBB-	Stable

*	On February 2, 2012, Moody’s Investor Service changed the outlook from stable to negative. The change in outlook was based on consolidated Cantor profitability and leverage combined with the Company’s close relationship/linkage to Cantor.

Credit ratings and associated outlooks are influenced by a number of factors, including but not limited to: earnings and profitability trends, the prudence of funding and liquidity management practices, balance sheet size/composition and resultant leverage, cash flow coverage of interest, composition and size of the capital base, available liquidity, outstanding borrowing levels and the firm’s competitive position in the industry. A credit rating and/or the associated outlook can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change. Any reduction in our credit ratings and/or the associated outlook could adversely affect the availability of debt financing on terms acceptable to us, as well as the cost and other terms upon which we are able to obtain any such financing. In addition, credit ratings and associated outlooks may be important to customers or counterparties when we compete in certain markets and when we seek to engage in certain transactions. In connection with certain trading agreements, we may be required to provide additional collateral in the event of a credit ratings downgrade.

Cash Position Analysis

Below is an analysis of the changes in our cash position for the three months ended March 31, 2012 and 2011. Our cash position is defined as cash and cash equivalents plus unencumbered securities held for liquidity purposes. The analysis below describes the key components of our earnings, dividends and distributions, investing and funding, security settlements and our working capital activities.

Our cash analysis starts with consolidated net income adjusted for certain non-cash items (e.g., grants of exchangeability) as presented on the cash flow statement. Dividends and distributions are payments made to our holders of common shares and limited partnership interests and are related to distributions and dividends related to prior periods.

Our investing and funding activities represent a combination of our capital raising activities, including short-term borrowings and issuances under our controlled equity offerings (net), and our investments (e.g. acquisitions, forgivable loans to new brokers and capital expenditures – all net of depreciation and amortization).

Our securities settlement activities primarily represent deposits with clearing organizations. In addition, when advantageous, we may elect to facilitate the settlement of matched principal transactions by funding failed trades which results in a temporary secured use of cash and is economically beneficial to the Company.

Other changes in working capital represent changes primarily in receivables and payables and accrued liabilities that impact our cash position.

For the three months ended March 31, 2012, our cash position decreased $37.0 million to $348.8 as of March 31, 2012. The key driver of this decrease was a $40.3 million increase in cash utilized to fund fails related to security settlement transactions.

	Three Months Ended March 31,
	2012	2011
Cash position	$385,720	$375,113

Earnings adjusted for non-cash items (after taxes)	51,354	41,887
Dividends and distributions related to prior periods	(53,426)	(35,921)
Treasury stock buy backs	(337)	(55)

Net cash from earnings, dividends and distributions	(2,409)	5,911

Investing and funding activities:
Increases in funding	58,143	16,802
Investments	(46,561)	(12,571)

Net investing and funding activities	11,582	4,231
Securities settlements	(40,301)	52,504
Other changes in working capital	(7,304)	(33,679)
All other	1,465	6,461

Cash position	$348,753	$410,541

Discussion of three months ended March 31, 2012

For the three months ended March 31, 2012, we generated earnings adjusted for non-cash items of $51.4 million and paid dividends and distributions to shareholders and limited partners of $53.4 million of which $23.6 million related to dividends associated with fourth quarter 2011 earnings and $29.8 million related to partnership earnings in the third quarter of 2011.

Our investing and funding activities generated approximately $11.6 million of cash during the period. Increases in our funding generated $58.1 million primarily driven by the net proceeds from the issuance of Class A shares under our controlled equity offerings and increased short-term borrowings. During this period, we invested $46.6 million primarily in investments in Grubb & Ellis and ELX.

Our securities settlement activities utilized $40.3 million of cash during the period primarily related to funding fail transactions, which is a temporary use of cash.

Working capital and other uses of cash were approximately $7.3 million.

Discussion of three months ended March 31, 2011

In the three months ended March 31, 2011, we generated earnings adjusted for non-cash items of $41.9 million and paid dividends and distributions to shareholders and limited partners of $35.9 million.

Our investing and funding activities provided approximately $4.2 million of cash during the period. Increases in our funding generated $16.8 million primarily driven by the net proceeds of Class A share issuances under our controlled equity offerings and the exercise of stock options during the period. Our investments were approximately $12.6 million which was primarily comprised of the issuance of employee loans, net of amortization.

Our securities settlements activities generated approximately $52.5 million of cash during the period. Other changes in working capital utilized $33.7 million cash during the period. This was primarily driven by a significant increase in accrued commissions consistent with our growth in revenue.

Notes Payable, Collateralized and Short-Term Borrowings

On April 1, 2010, BGC Holdings issued an aggregate of $150.0 million principal amount of the 8.75% Convertible Notes to Cantor. The Company used the proceeds to repay at maturity $150.0 million aggregate principal amount of Senior Notes.

The 8.75% Convertible Notes are senior unsecured obligations and rank equally and ratably with all existing and future senior unsecured obligations of the Company. The 8.75% Convertible Notes bear an annual interest rate of 8.75% currently, which will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2010, and are currently convertible into approximately 22.7 million shares of Class A common stock. The 8.75% Convertible Notes will mature on April 15, 2015, unless earlier repurchased, exchanged or converted.

On July 29, 2011, the Company issued an aggregate of $160.0 million principal amount 4.50% Convertible Notes. The 4.50% Convertible Notes are general senior unsecured obligations of BGC Partners, Inc. The 4.50% Convertible Notes pay interest semiannually at a rate of 4.50% per annum and were priced at par. The 4.50% Convertible Notes are currently convertible into approximately 16.3 million shares of Class A common stock. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s Class A common stock, or a combination thereof at the Company’s election. The 4.50% Convertible Notes will mature on July 15, 2016, unless earlier repurchased, exchanged or converted. The carrying value of the 4.50% Convertible Notes was approximately $140.1 million as of March 31, 2012.

On various dates beginning in 2009 and most recently on February 1, 2012, the Company entered into secured loan arrangements under which it pledged certain fixed assets in exchange for loans. The secured loan arrangements have fixed rates between 2.62% and 8.09% per annum and are repayable in consecutive monthly installments with the final payments due in February 2016. The outstanding balance of the secured loan arrangements was $28.4 million and $20.6 million as of March 31, 2012 and December 31, 2011, respectively. The value of the fixed assets pledged was $24.7 million and $18.0 million as of March 31, 2012 and December 31, 2011, respectively. The secured loan arrangements are guaranteed by the Company. The Company recorded interest expense related to the secured loan arrangements of $0.4 million and $0.2 million for the three months ended March 31, 2012 and 2011, respectively.

On various dates during the year ended December 31, 2010 and continuing through December 31, 2011, the Company sold certain furniture, equipment, and software for $34.2 million, net of costs, and concurrently entered into agreements to lease the property back. The principal and interest on the leases are repayable in equal monthly installments for terms of 36 months (software) and 48 months (furniture and equipment) with maturities through September 2014. The outstanding balance of the leases was $19.8 million as of March 31, 2012. The value of the fixed assets pledged was $14.5 million as of March 31, 2012. The Company recorded interest expense of $0.3 million for the three months ended March 31, 2012. Because assets revert back to the Company at the end of the leases, the transactions were capitalized. As a result, consideration received from the purchaser is included in the Company’s unaudited condensed consolidated statements of financial condition as a financing obligation, and payments made under the lease are being recorded as interest expense (at an effective rate of approximately 6%). Depreciation on these fixed assets will continue to be charged to “Occupancy and equipment” in the Company’s unaudited condensed consolidated statements of operations.

During the year ended December 31, 2011, the Company entered into a Credit Agreement with a third party which provides for up to $130.0 million of unsecured revolving credit through June 23, 2013 (for a detailed description of this facility, see Note 16—“Notes Payable, Collateralized and Short-Term Borrowings” to the Company’s unaudited condensed consolidated financial statements). The borrowings under the Credit Agreement will be used for general corporate purposes, including, but not limited to, financing the Company’s existing businesses and operations, expanding its businesses and operations through additional broker hires, strategic alliances and acquisitions, and repurchasing shares of its Class A common stock or purchasing limited partnership interests in BGC Holdings or other equity interests in the Company’s subsidiaries. As of March 31, 2012, the Company had $60.0 million in borrowings outstanding under the Credit Agreement. We expect short-term borrowings to increase in the near term.

Clearing Capital

In November 2008, we entered into a clearing capital agreement with Cantor to clear U.S. Treasury and U.S. government agency securities transactions on our behalf. Pursuant to the terms of this agreement, so long as Cantor is providing clearing services to us, Cantor shall be entitled to request from us, and we shall post as soon as practicable, cash or other property acceptable to Cantor in the amount reasonably requested by Cantor under the clearing capital agreement.

The Company is currently evaluating alternatives to the above-mentioned clearing arrangement with Cantor, including self-clearing at Fixed Income Clearing Corporation (“FICC”). However, it is not expected that clearing margin requirements will have a material adverse impact on the Company’s ability to pay dividends, make distributions, repurchase its stock or units or effect strategic acquisitions or other opportunities.

Regulatory Requirements

Our liquidity and available cash resources are restricted by regulatory requirements of our operating subsidiaries. Many of these regulators, including U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer. In addition, self-regulatory organizations such as the FINRA and the National Futures Association (“NFA”) along with statutory bodies such as the FSA and the SEC require strict compliance with their rules and regulations. The requirements imposed by regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with broker-dealers and are not designed to specifically protect stockholders. These regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements.

As of March 31, 2012, $331.9 million of net assets were held by regulated subsidiaries. As of March 31, 2012, these subsidiaries had aggregate regulatory net capital, as defined, in excess of the aggregate regulatory requirements, as defined, of $154.3 million.

Unit Redemptions and Stock Repurchase Program

During the three months ended March 31, 2012, the Company redeemed approximately 2.8 million limited partnership units at an average price of $6.75 per unit and approximately 1.0 million founding/working partner units at an average price of $6.18 per unit.

During the three months ended March 31, 2011, the Company redeemed approximately 0.2 million limited partnership units at an average price of $9.06 per unit and approximately 0.03 million founding/working partner units at an average price of $9.35 per unit.

During the three months ended March 31, 2012, the Company repurchased 44,013 shares of Class A common stock at an aggregate purchase price of approximately $337 thousand for an average price of $7.66 per share.

During the three months ended March 31, 2011, the Company repurchased 6,454 shares of Class A common stock at an aggregate purchase price of approximately $55 thousand for an average price of $8.50 per share.

The Company’s Board of Directors and Audit Committee have authorized repurchases of our common stock and redemptions of BGC Holdings limited partnership interests or other equity interests in our subsidiaries. As of March 31, 2012, the Company had approximately $58.7 million remaining from its share repurchase and unit redemption authorization. From time to time, the Company may actively continue to repurchase shares or redeem units.

Unit redemption and share repurchase activity for the three months ended March 31, 2012 was as follows:

Period	Total Number of Units Redeemed or Shares Repurchased	Average Price Paid per Unit or Share	Approximate Dollar Value of Units and Shares That May Yet Be Redeemed/ Purchased Under the Plan
Redemptions
January 1, 2012—January 31, 2012	2,013,286	$6.17
February 1, 2012—February 29, 2012	725,120	6.58
March 1, 2012—March 31, 2012	1,095,567	7.41

Total Redemptions	3,833,973	$6.60
Repurchases
January 1, 2012—January 31, 2012	—	$—
February 1, 2012—February 29, 2012	—	—
March 1, 2012—March 31, 2012	44,013	7.66

Total Repurchases	44,013	$7.66

Total Redemptions and Repurchases	3,877,986	$6.61	$58,723,783

Stock Issuances for the three months ended March 31, 2012

On various dates in 2010 and 2011 and most recently on February 15, 2012, the Company entered into controlled equity offering sales agreements with CF&Co pursuant to which the Company may offer and sell up to an aggregate of 31 million shares of Class A common stock. CF&Co is a wholly-owned subsidiary of Cantor and an affiliate of the Company. Under these agreements, the Company has agreed to pay CF&Co 2% of the gross proceeds from the sale of shares.

During the three months ended March 31, 2012, the Company issued 3,473,908 shares of its Class A common stock related to redemptions of limited partnership interests. The issuances related to redemptions of limited partnership interests did not impact the total number of shares and units outstanding.

During the three months ended March 31, 2012, the Company issued and donated an aggregate of 1,050,000 shares of Class A common stock to the Cantor Fitzgerald Relief Fund (the “Relief Fund”) in connection with the Company’s annual Charity Day. These shares are expected to be registered for resale by the Relief Fund. Additionally, during the three months ended March 31, 2012, the Company issued an aggregate of 525,181 shares of its Class A common stock in connection with the Company’s acquisitions.

During the three months ended March 31, 2012, the Company issued 674,973 shares of its Class A common stock related to vesting of RSUs. Additionally, during the three months ended March 31, 2012, the Company issued an aggregate of 13,115 shares of its Class A common stock in connection with the Company’s Dividend Reinvestment and Stock Purchase Plan and 1,849,729 shares of its Class A common stock for general corporate purposes. The Company did not issue any shares of its Class A common stock related to the exercise of stock options during the three months ended March 31, 2012.

The fully diluted weighted-average share counts for the three months ended March 31, 2012 were as follows (in thousands):

Three Months Ended March 31, 2012
Common stock outstanding(1)	136,124
Limited partnership interests in BGC Holdings	126,260
RSUs (Treasury stock method)	956
Other	830

Total (2)	264,170

(1)	Common stock outstanding consisted of Class A shares and Class B shares. For the quarter ended March 31, 2012, the weighted-average share count of Class A shares was 101.3 million and Class B shares was 34.8 million.
(2)	For the quarter ended March 31, 2012, 38.8 million Class A shares issuable upon conversion of Convertible Notes were not included in the computation of fully diluted earnings per share because their effect would have been anti-dilutive. In addition, approximately 4.5 million shares of contingent Class A common stock were excluded because the conditions for issuance had not been met by the end of the period.

Stock Issuances for the three months ended March 31, 2011

During the three months ended March 31, 2011, the Company issued an aggregate 439,755 shares of its Class A common stock to founding/working partners of BGC Holdings upon exchange of their exchangeable limited partnership interests. Additionally, during the three months ended March 31, 2011, the Company issued 1,588,848 shares of its Class A common stock related to exchanges and redemptions of limited partnership units as well as for general corporate purposes. These issuances included 453,618 shares issued for the exchange and redemption of limited partnership units as part of the global redemption and compensation restructuring program. The issuances related to these exchanges and redemptions did not change the amount of fully diluted shares outstanding. These issuances also included 1,135,230 shares of Class A common stock issued for general corporate purposes.

During the three months ended March 31, 2011, the Company issued an aggregate of 2,079,816 shares of its Class A common stock related to vesting of RSUs and the exercise of stock options. Executive officers sold 6,454 of these shares to the Company at an average price of $8.50. The Company did not issue any shares of Class A common stock during the three months ended March 31, 2011 in connection with the Company’s Dividend Reinvestment and Stock Purchase Plan.

Stock Option Exercises

During the year ended December 31, 2011, Howard W. Lutnick, the Company’s Chief Executive Officer, exercised an employee stock option with respect to 1,500,000 shares of Class A common stock at an exercise price of $5.10 per share. The exercise price was paid in cash from Mr. Lutnick’s personal funds.

During the year ended December 31, 2011, Mr. Merkel exercised employee stock options with respect to 110,000 shares of Class A common stock at an average exercise price of $5.10 per share. Mr. Merkel sold 4,664 of these shares to the Company at an average price of $8.50 per share.

During the year ended December 31, 2011, Mr. Lynn exercised employee stock options with respect to 42,188 shares of Class A common stock at an average exercise price of $5.10 per share. Mr. Lynn sold 1,790 of these shares to the Company at an average price of $8.50 per share.

The Company did not issue any shares of its Class A common stock related to the exercise of stock options during the three months ended March 31, 2012.

Executive Compensation

On May 4, 2012, the Compensation Committee authorized management to restructure the partnership and compensation arrangement of Mr. Lutnick by authorizing (i) the issuance to Mr. Lutnick of 2,449,312 PSUs and the cancellation of the equivalent number of outstanding REUs which had been previously issued to Mr. Lutnick and (ii) the grant of a right of exchange with respect to such 2,449,312 PSUs. The Compensation Committee had previously offered Mr. Lutnick the opportunity, which he had waived in advance, to receive exchangeability with respect to 775,745 PSUs and 2,228,874 REUs. Mr. Lutnick has indicated that he has no current plans to exchange the PSUs into shares of Class A common stock at this time, and the Company has no current plans to redeem the PSUs.

Cantor Rights upon Redemption of Founding/Working Partner Units by BGC Holdings

Cantor has the right to purchase Cantor units from BGC Holdings upon redemption of non-exchangeable founding/working partner units redeemed by BGC Holdings upon termination or bankruptcy of the founding/working partner. Any such Cantor units purchased by Cantor are exchangeable for shares of Class B common stock or, at Cantor’s election or if there are no additional authorized but unissued shares of Class B common stock, shares of Class A common stock, in each case on a one-for-one basis (subject to customary anti-dilution adjustments).

On May 4, 2012, in connection with the redemption of 34,160 non-exchangeable founding partner units from founding partners of BGC Holdings for an aggregate consideration of $135,274, Cantor purchased 34,160 exchangeable limited partnership units from BGC Holdings for an aggregate of $135,274 in a transaction exempt pursuant to Section 4(2) of the Securities Act. The redemption of the non-exchangeable founding partner units and issuance of an equal number of exchangeable limited partnership units did not change the fully diluted number of shares outstanding.

Partner Loan Agreements

On July 5, 2011, BGC Holdings assigned its obligation under the global partnership redemption and compensation program to redeem 901,673 exchangeable limited partnership units and 294,628 exchangeable founding/working partner units under the global partnership redemption and compensation program to a new non-executive employee of the Company who transferred to the Company from Cantor and wanted to make an investment in BGC Holdings in connection with his new position. The amount that the purchasing employee paid for each unit was approximately $8.36, which was the volume-weighted average sales price per share of the Company’s Class A common stock during May 2011, less 2%, for an aggregate purchase price of $10.0 million. Cantor approved the grant of exchange rights to founding partner units in connection with the program, as well as the sale of the exchangeable founding partner units to the new employee. Certain of the selling partners used the proceeds from the sale of their exchangeable units to the new employee to repay any outstanding loans to, or credit enhanced by, Cantor.

The purchase of the exchangeable units by the new employee was funded in part by an $8.0 million bridge loan from Cantor. The bridge loan carried an interest rate of 3.79% per annum and was payable on demand. The Company also made a $440,000 loan to the employee. The Company loan was payable on demand and bore interest at the higher of 3.27% per annum or the three month LIBOR rate plus 2.25%, as adjusted quarterly.

On April 5, 2012, the Company repurchased an aggregate of 895,141 partnership interests at a price of $7.82 per share from an employee. Approximately $4.6 million of the proceeds were used to repay two notes previously issued by the Company and approximately $2.4 million of the proceeds were used towards a $3.4 million third-party note, to which the shares underlying the employee’s remaining 301,160 exchangeable units remain pledged. Cantor has guaranteed this third-party loan.

Market Summary

The following table provides certain volume and transaction count information on the eSpeed system for the quarterly periods indicated:

	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Volume (in billions)
Fully Electronic—Rates—(1)	$12,091	$10,920	$14,300	$13,939	$14,097
Fully Electronic—FX, Credit, Equities & Other—(2)	1,413	1,186	848	928	963

Total Fully Electronic Volume	13,504	12,106	15,148	14,867	15,060

Total Hybrid Volume(3)	35,152	26,336	33,418	39,675	37,496

Total Fully Electronic and Hybrid Volume	$48,656	$38,442	$48,566	$54,542	$52,556

Transaction Count (in thousands, except for days)
Fully Electronic—Rates—(1)	4,860	4,956	6,486	5,713	5,769
Fully Electronic—FX, Credit, Equities & Other—(2)	845	705	398	457	514

Total Fully Electronic Transactions	5,705	5,661	6,884	6,170	6,283

Total Hybrid Transactions	587	536	467	630	620

Total Transactions	6,292	6,197	7,351	6,800	6,903

Trading Days	62	63	64	63	62

(1)	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
(2)	Defined as Foreign Exchange Derivatives, Spot Foreign Exchange, Credit Derivatives, Corporate Bonds, Commodity Derivatives, and Equity-Related Products.
(3)	Defined as volume from hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions.

Note:	The above historical volume figures have been adjusted to reflect the reclassification of certain brokerage desks. These reclassifications had no impact on the Company’s total fully electronic or hybrid volumes or on BGC Partners’ revenues related to fully electronic trading, overall revenues, or earnings.

All trades executed on the eSpeed platform settle for clearing purposes against CF&Co, a BGC affiliate. CF&Co is a member of Financial Industry Regulatory Authority (“FINRA”) and the Fixed Income Clearing Corporation, a subsidiary of DTCC. CF&Co, BGC, and other affiliates participate in U.S. Treasuries as well as other markets by posting quotations for their account and by acting as principal on trades with platform users. Such activity is intended, among other things, to assist CF&Co, BGC, and their affiliates in managing their proprietary positions (including, but not limited to, those established as a result of combination trades and errors), facilitating transactions, framing markets, adding liquidity, increasing commissions and attracting order flow.

Quarterly Market Activity

Fully electronic volume on the eSpeed and BGC Trader system, including new products, was $13.5 trillion for the three months ended March 31, 2012, down 10.3% from $15.1 trillion for the three months ended March 31, 2011. Our combined voice-assisted and screen-assisted volume for the three months ended March 31, 2012 was $39.2 trillion, down 25.5% from $52.6 trillion for the three months ended March 31, 2011.

Contractual Obligations and Commitments

The following table summarizes certain of our contractual obligations at March 31, 2012 (in thousands):

	Total	Less Than 1 year	1-3 years	3-5 years	More Than 5 years
Operating leases(1)	$204,363	$35,466	$61,211	$45,501	$62,185
Notes payable and collateralized obligations(2)	358,769	21,883	23,827	313,059	—
Interest on notes payable(2)	73,817	22,148	41,771	9,898	—
Short-term borrowings	60,000	60,000	—	—	—
Interest in short-term borrowings	326	326	—	—	—

Total contractual obligations	$697,275	$139,823	$126,809	$368,458	$62,185

(1)	Operating leases are related to rental payments under various non-cancelable leases, principally for office space, net of sub-lease payments to be received. The total amount of sub-lease payments to be received is approximately $14.8 million over the life of the agreement. These sub-lease payments are included in the table above.
(2)	Notes payable and collateralized obligations reflects the issuance of $150.0 million of the 8.75% Convertible Notes, $160.0 million of the 4.50% Convertible Notes (the $160.0 million represents the principal amount of the debt; the carrying value of the 4.50% Convertible Notes as of March 31, 2012 was approximately $140.1 million), and $48.8 million of secured loan arrangements (the $48.8 million represents the principal amount of the debt; the carrying value of the secured loan arrangements as of March 31, 2012 was approximately $48.2 million). See Note 16—“Notes Payable, Collateralized Short-Term Borrowings,” to the Company’s unaudited condensed consolidated financial statements for more information regarding these obligations, including timing of payments and compliance with debt covenants.

Off-Balance Sheet Arrangements

As of March 31, 2012 we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recently Adopted Accounting Pronouncements

See Note 1—“Organization and Basis of Presentation,” to the Company’s unaudited condensed consolidated financial statements in Part I, Item 1 of this Quarterly Report on Form 10-Q for information regarding recently adopted accounting pronouncements.

New Accounting Pronouncements

See Note 1—“Organization and Basis of Presentation,” to the Company’s unaudited condensed consolidated financial statements in Part I, Item 1 of this Quarterly Report on Form 10-Q for information regarding new accounting pronouncements.